TECHNICAL DEVELOPMENT AND MARKETING AGREEMENT


     This TECHNICAL DEVELOPMENT AND MARKETING AGREEMENT (this "Agreement") is made and entered into as of the 10th day of December, 1998, by and between SENSAR CORPORATION, a Utah corporation with a usual place of business at 1652 West 820 North, Provo, Utah 84601, and its corporate parent, LARSONoDAVIS INCORPORATED, a Nevada corporation (Sensar Corporation and LarsonoDavis Incorporated are hereinafter jointly referred to as "Sensar"), and JEOL USA, INC., a Delaware corporation with a usual place of business at 11 Dearborn Road, Peabody, Massachusetts 01960-6043 ("JEOL"), based on the following:

                                    Premises

     A. Sensar owns and/or holds licenses to certain technology that it has used to develop and manufacture its "Jaguar" time-of-flight mass spectrometer product.

     B. JEOL is engaged in the sale and marketing of mass spectrometers and related products and services. JEOL wishes to market Sensar's Jaguar product and to assist Sensar in continuing to develop its Jaguar product and related software.

                                   Agreement

     NOW, THEREFORE, based on the foregoing premises and for and in consideration of the mutual covenants herein contained and the benefit of the parties to be derived therefrom, the parties agree as follows:

     1. Appointment as a Distributor. Sensar hereby appoints JEOL, on the terms and conditions set forth in this Agreement, exclusive distributor in North, Central, and South America (the "Territory") to market and solicit orders for the sale of the Sensar Jaguar time-of-flight mass spectrometer (the "Jaguar Product") currently being sold by Sensar to the mass spectrometry market (the "Market"). JEOL accepts this appointment upon the terms and conditions set forth herein and agrees to use its best efforts to promote the sale of the Jaguar Product to the Market in the Territory. JEOL may use the commercial distribution network of JEOL, its parent JEOL, Ltd., and all entities owned or controlled by JEOL, Inc. (the "JEOL Group"), for the promotion, marketing, and the sale of the Jaguar Product. Sensar shall be entitled to (i) subject to JEOL approval, complete the sale to those entities purchasing Jaguar Products with delivery of the product prior to April 1, 1999; (ii) sell to those entities identified on Schedule A; and (ii) sell to purchasers outside the Territory.

     2.   Marketing and Sales Responsibilities.

          (a) JEOL shall provide comprehensive marketing and sales service for the Territory. JEOL shall use its best efforts to solicit orders of sales of the Jaguar Product by advertising, symposium presentations, catalog placements, mailings, booths at trade shows, journal articles, journal advertising, and such other methods as may be appropriate. JEOL shall from time to time, but not less than semi-annually, review with Sensar its marketing plan, including documentation related thereto. JEOL shall actively seek out new applications for the Jaguar Product and promptly follow-up sales leads obtained from any source in a professional manner. JEOL shall be responsible for maintaining proper records and documentation of all sales, consistent with good accounting practices.

          (b) Sensar shall provide technical and service training for JEOL technicians and sales and applications data and training for JEOL sales and marketing staff. It is anticipated that the technical and service training will be at Sensar and the sale and applications training will be at JEOL. Sensar shall bear the cost of the initial meeting at Sensar and the initial meeting at JEOL; provided that, each party shall bear their own costs of travel and lodging. Thereafter, the cost of training shall be invoiced to JEOL at Sensar's standard rates.

          (c) During the term of this Agreement, JEOL shall not act as a distributor for any product that competes with the Jaguar Product without the prior written consent of Sensar. For purposes of this Agreement, the parties agree that (i) Maldi time-of-flight; (ii) ICP mass spectrometers;
     (iii) any products currently manufactured by JEOL; and (iv) any products manufactured by JEOL in the future for which the list price is more than $200,000 will not be deemed to be competing products.

          (d) JEOL shall be responsible for all expenses incurred in connection with the marketing and sales efforts for the Jaguar Product within the Territory. This includes, but is not limited to: preparing product brochures and application notes, advertising, mailing of marketing materials, participating in trade shows, conducting surveys, and conducting demonstrations of the Jaguar Product.

          (e) JEOL shall pay all sales taxes, import or export duties, or levies of any kind imposed by any governmental authority which may arise in connection with the sale or delivery of the Jaguar Products.

          (f) JEOL shall provide reasonable commercial levels of after-sales service and support to all purchasers of Jaguar Products from JEOL within the Territory and make every reasonable effort to resolve or assist in the resolution of customer complaints or concerns. JEOL agrees to provide a minimum of three (3) years of such support for all installed units, whether during or after the term of this Agreement at its usual service contract or demand service rates. JEOL shall be responsible for its share of warranty costs as provided in paragraph 5.

          (g) JEOL shall be solely responsible for any representations or warranties to customers or potential customers concerning the Jaguar Products that are not contained in written materials provided by Sensar.

          (h) JEOL shall not undertake any act that is materially detrimental to Sensar or the Jaguar Products.

          (i) Sensar shall provide, in a timely manner and in good faith, any technical data and professional assistance reasonably requested by JEOL in support of the marketing and sale of the Jaguar Products. Sensar shall furnish JEOL with technical data, sales data, engineering materials, and such other information as may be needed to solicit sales of the Jaguar Products. Sensar shall use its best efforts to provide materials and technical assistance to JEOL wherever and whenever Sensar is reasonably required to assist in the sales of the Jaguar Product, including, but not limited to, service manuals, block diagrams, and customer instruction manuals in form and substance suitable to enable JEOL to market, service, and support the Jaguar Product.

          (j) Sensar shall promptly refer any inquiries, requests, and/or orders related to the Jaguar Product received from the Territory for sales to the Market to JEOL, and JEOL will promptly refer all inquiries, requests, and/or orders related to the Jaguar Product to Sensar received from outside the Market or any geographical area outside the Territory.

          (k) Sensar reserves the right to maintain technical contacts and relationships with potential and future customers; provided, however, that JEOL shall be promptly informed of said contacts. In the event services are performed by Sensar for customers in the Territory and Market, billing shall be through JEOL and Sensar shall be reimbursed for its services.

          (l) Sensar agrees to provide parts for the Jaguar Product for a minimum of five (5) years from the date of the termination of this Agreement or cessation of manufacture of the part by Sensar whichever is later. Sensar reserves the right to substitute parts provided they are compatible with earlier Jaguar Products sold by JEOL. At the expiration of the five (5) year period, if Sensar is no longer maintaining an inventory of parts, Sensar will provide to JEOL documentation sufficient to allow JEOL to acquire the necessary parts from third-party suppliers.

          (m) In the event Sensar materially fails to provide service, parts, or support in accordance with the provisions of this Agreement and such failure continues for a period of three (3) months after written notice from JEOL, Sensar shall cooperate with JEOL at no additional charge, to provide JEOL with the necessary information to permit JEOL to fully support service, operations, and parts back up. In the event of any bankruptcy or cessation of operations by Sensar, in addition to JEOL's rights under paragraphs 3(b), (c), and (d), below, JEOL shall have a right of first refusal to acquire any parts inventory related to service support of purchased and installed Jaguar Products.

     3.   Manufacturing of Jaguar Product.

          (a) The Jaguar Product shall meet or exceed the Specifications as defined in Schedule B by the deadlines indicated in such schedule. Sensar shall directly or indirectly through the use of subcontractors, manufacture the Jaguar Products for sale by JEOL under this Agreement. Sensar shall use its best efforts to manufacture the Jaguar Product in such a manner so as to timely meet the sales orders placed by JEOL in accordance with the forecasts of JEOL. Sensar shall use reasonable commercial efforts to deliver Jaguar Products as promptly as possible, typically within six (6) weeks from the date of the order if within the volume of sales forecasted by JEOL as provided in subparagraph (b) below or sixteen (16) weeks if in excess of forecasted volumes. The Jaguar Product shall be year 2000 compliant as further defined in the Specifications as defined herein.

          (b) Commencing with the month of December 1998, JEOL will provide Sensar with six (6) month sales and parts forecasts on a monthly basis during the term of this Agreement. The initial three (3) months of each sales and parts forecast shall be treated as a purchase order from JEOL against which Sensar can manufacture products and replacement parts which JEOL shall be obligated to purchase. In the event that Sensar is unable to manufacture and deliver the Jaguar Products as a result of a cessation of business, Sensar will grant to JEOL a manufacturing license for the Jaguar Product and shall provide JEOL with all information necessary for JEOL to manufacture and to provide full technical support of the Jaguar Product.
     In such event, Sensar shall have the right to sell its existing inventory to JEOL at the then current book value of such inventory and shall be entitled to a royalty of seven and one-half percent (7.5%) of the sale price of all Jaguar Products manufactured by JEOL. Sensar shall also provide JEOL with the written consent of all patent holders for the technology underlying the Jaguar Product to permit such manufacture.

          (c) Within ten (10) days of signing this Agreement, Sensar will place into escrow its then current technical documentation (the "Documentation Package"), including, but not limited to, source codes, schematics, service manuals, final test procedures, field installation manuals, and operation manuals relating to the Jaguar Product and within sixty (60) days thereafter, all engineering drawings, bill of materials, list of suppliers and sub-contractors, final test procedures, and other such items JEOL deems necessary. All technical and technological updates and improvements implemented by Sensar relating to the Jaguar Product will also be placed into escrow.

          (d) The Documentation Package will be held by a mutually acceptable independent party, under the terms of the Escrow Agreement attached hereto as Schedule "C."

          (e) Sensar agrees that it shall indemnify, defend, and hold JEOL harmless from and against any claims, damages, costs, and expenses (including attorneys' fees) caused by the negligence of Sensar in the manufacture of the Jaguar Product, including, without limitation, claims for product liability or claims based on patent, copyright, or trademark infringement and caused by reason of any defective design or manufacture of the Jaguar Product and without the fault or negligence of JEOL. JEOL agrees that it shall indemnify, defend, and hold Sensar harmless from and against any claims, damages, costs, and expenses (including attorneys' fees) attributable to or arising out of the fault or negligence of JEOL.

          (f) Notwithstanding the foregoing, Sensar's liability during the warranty period shall be limited to its standard warranty for the Jaguar Product as it may exist from time to time during the term of this Agreement.

          (g) To the extent necessary for JEOL to provide necessary support to its installed customer base, the provisions of paragraphs 3(b), (c), (d),
     (e), and (f) shall survive any termination of this Agreement.

     4. Marketing and Manufacturing Information and Changes. JEOL shall provide Sensar with field performance and quality information on any ongoing basis but in no event less often than once a month during the term of this Agreement. Such information shall contain all customer comments concerning the implementation, use, and application of Jaguar Products. Sensar will provide JEOL with a monthly report of any corrective action taken in response to the information previously provided to Sensar by JEOL. The parties agree to mutually cooperate to implement a routine corrective action process.

     5.   Warranty.

          (a) Sensar will provide its standard printed warranty attached hereto as Schedule D to the ultimate end user of the Jaguar Products, which is limited to the Jaguar Products being free from defects in material and workmanship under normal use and service, Sensar's obligation being limited to repairing or replacing at its manufacturing facility in accordance with the terms of the Limited Warranty shipped with such Jaguar Products. The warranty term shall commence upon the earlier of (i) JEOL's final customer acceptance on demonstration that the product meets the specifications at the customer's site; or (ii) one hundred eighty (180) days subsequent to shipment from Sensar. Sensar, with the prior written consent of JEOL, which shall not be unreasonably withheld or delayed, may change the terms of said Limited Warranty with respect to any Jaguar Products not yet shipped. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE FOREGOING WARRANTY OF SENSAR IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, and Sensar neither assumes nor authorizes any person to assume for it any other liability in connection with the manufacture, design, construction, sale, delivery, or installation of the Jaguar Products. It is further understood and agreed that in no event shall Sensar be liable for indirect or consequential damages of any kind arising out of any warranty claim. JEOL shall not make, nor authorize any other person or entity to make, any representation or warranty with respect to the Jaguar Products greater than as set forth in this Agreement or Sensar's Limited Warranty.

          (b) The parties agree that Sensar will provide all replacement parts and JEOL will provide all services with respect to any warranty work. Sensar will bear the cost of any replacement parts and JEOL will bear the cost of any necessary services up to five percent (5%) of the selling price to the end user of the unit. Thereafter, JEOL and Sensar shall evenly divide the costs of any necessary additional services. The costs of services shall be calculated by the hourly rate set by JEOL for internal charges.

     6.   Product Development Activities.

          (a) The parties shall mutually cooperate in a joint effort to improve Jaguar Product performance, increase quality, reduce costs, extend the capabilities, improve marketability, and develop new instrumentation. Sensar shall have the primary development responsibility, although JEOL shall provide Sensar all information that is available, or which may in the future become available, to JEOL, regarding customer needs, specifications, know-how, technical assistance, and engineering which would assist Sensar in such development.

          (b) The parties have prepared detailed written specifications as set forth on Schedule B (the "Specifications"), including agreed upon milestones and target completion dates, for the initial development work to be completed for the Jaguar Products no later than April 10, 1999. Thereafter, Sensar shall prepare and deliver to JEOL, within ten (10) business days of the end of each month, a report of the development activities conducted during the month and a summary of Sensar's progress as compared to the milestones and target completion dates set forth in the plan.

          (c) Any changes to the Specifications shall be in writing and shall be mutually agreed to by the parties.

          (d) JEOL agrees to provide partial funding for the initial development project in the amount of $60,000 per month for the initial five
     (5) months of this Agreement, or an aggregate of $300,000. The first payment will be made on the date of this Agreement and thereafter, on achieving certain milestones as defined in Schedule B so that the entire balance is paid by the 10th of April 1999. Notwithstanding the foregoing, in the event that the parties make material changes to the development plan, they agree to negotiate in good faith to share the increased costs associated with such changes in a reasonable manner.

          (e) Any enhancements or improvements to the Jaguar Product or related products resulting from the joint development program of the parties shall be included in the definition of Jaguar Products for purposes of granting JEOL exclusive marketing rights in the Territory and shall be added to the Documentation Package held in escrow.

          (f) The parties agree to hold joint meetings, on at least a quarterly basis, alternating between Provo, Utah, and Peabody, Massachusetts, between the project managers and key individuals involved in the sales and marketing and development process. Both parties shall be able to set agenda items for these meetings which shall be fixed five (5) business days prior to the meeting.

          (g) It is further agreed that Sensar will redesign the Jaguar Product to ensure that it achieves a mass accuracy of 10ppm on a consistent basis by no later than October 30, 1999. The definition of mass accuracy of 10ppm is contained in Schedule E. Should the redesign involved with such mass accuracy result in increased component or labor costs for the manufacture of the Jaguar Product, the parties agree that such increases shall be included in the price of the Jaguar Product to JEOL at an amount equal to such increased cost plus forty percent (40%); provided that, the price increase to JEOL shall in no event exceed Five Thousand Dollars ($5,000.00)

     7. Ownership of Jaguar Product. Subject to the provisions of paragraphs 3(b), (c), and (d), all of the rights relating to the development and commercial application of any products produced in connection with this Agreement, and any products which result therefrom, are, and shall remain, the sole property of Sensar, including (without limitation) each source code, invention, discovery, use, improvement, device, formula, application, design, apparatus, practice, process, method of production or product, including models or prototypes, which is conceived, developed, or reduced to practice by Sensar, its employees, agents, or subcontractors as a result of the duties performed with respect to this Agreement, as well as all patent applications, patents, trademarks, and copyrights with respect to such products. Sensar's property rights shall extend to copies of any and all notebooks, memoranda, specifications, and other items developed as a result of the work performed hereunder. JEOL shall hold all such information in a fiduciary capacity for Sensar and any patents, trademarks, and copyrights that issue with respect to any product shall be in the name of, or assigned to, Sensar. On completion of the development or other work, JEOL shall, on Sensar's request, deliver to Sensar the items specified above, which are owned by Sensar. In the event that Sensar and JEOL mutually agree to develop a new product or a complete redesign of the Jaguar Product, they agree to enter into an agreement concerning the joint ownership of such new development efforts.

     8.   Jaguar Product Purchase Agreement and Schedule.

          (a) JEOL shall purchase Jaguar Products from Sensar at a price to be negotiated from time to time by the parties. The price to JEOL for the Jaguar Product as it exists at the date of this Agreement shall be $95,000 per unit, FOB Provo, Utah, for the initial year of this Agreement. Thereafter, the price shall be renegotiated at semi-annual intervals based on any increased costs in parts or materials and in light of the final specifications of the Jaguar Products as developed by the parties. JEOL shall be free to set its own price for sale of the Jaguar Products to end users.

          (b) JEOL shall purchase a minimum of Jaguar Products from Sensar as set forth in this Agreement. Upon the signing of this Agreement, one (1) demonstration unit shall be ordered by JEOL, for delivery in twenty (20) days from the order date and shall be paid for upon achieving the April 1999 Specifications.

     Thereafter, JEOL shall purchase the minimum number of Jaguar Products (or improved products if identified differently) as set forth below:

              Period                          Number of Jaguar Products
-----------------------------------      ------------------------------------
April 1999                               2 (including the demonstration unit)
May 1999                                 2
June 1999                                2
July 1999 through December 31, 1999      1 per month
January 1 through December 31, 2000      44
January 1 through December 31, 2001      68

     It is the parties intention to maintain a continuous flow of orders to permit orderly production schedules and cash flow. Both parties will cooperate to ensure, to the extent possible, this result. If at any time subsequent to December 31, 1999, JEOL purchases less than two (2) units in a month, then Sensar shall have the right to terminate this Agreement upon thirty (30) days written notice to JEOL. If at any time subsequent to December 31, 1999, JEOL purchases less than four (4) units in a month, the parties agree, at the request of either party, to mutually review their relationship and to make such modifications as may be appropriate. To the extent that the parties are unable to agree within ninety (90) days of the notice, either party can terminate this Agreement on thirty (30) days written notice.

          (c) If JEOL does not purchase the minimum amount of Jaguar Products indicated above for the periods through December 31, 1999, it shall, within ten (10) days of the end of each such period, pay $50,000 to Sensar for each unit not purchased. Any units including the demonstration unit purchased in advance of the minimum requirements shall be credited against future minimums for the period ending December 31, 1999. If, at December 31, 1999, JEOL has sold at least a minimum of twelve (12) units, Sensar shall give JEOL credit for any dollar amounts paid to Sensar during the preceding period in lieu of minimum purchases.

          (d) All Jaguar Products shall be shipped at the direction of JEOL, FOB Sensar's manufacturing facility. Payment shall be due from JEOL within forty-five (45) days after receipt of a unit but in no event more than sixty (60) days after shipment. Amounts not due when paid and other terms of the sale shall be governed by Sensar's standard purchase order provisions, a copy of which is attached hereto as Schedule F and which shall not be modified as to the products sold hereunder to JEOL, without JEOL's prior written consent which shall not be unreasonably withheld or delayed.

     9. Expansion of Territory. If the activities under the terms of this Agreement are mutually satisfactory, the parties agree to seek to negotiate a mutually agreeable expansion of the Territory to other parts of the world. If JEOL desires such expansion, it agrees to give Sensar six (6) months prior written notice so that Sensar can notify the other party to any distribution arrangement it may have in place at such time.

     10. Definition of Confidential Information. For purposes of this Agreement, the term "Confidential Information" does not apply to information generally available to the public or to businesses in the industry in which Sensar and/or JEOL is engaged, but otherwise shall mean (a) information disclosed to or known to JEOL or Sensar as a direct or indirect consequence of or through its engagement with the other, including, but not limited to, the special proprietary and economic information regarding the business, methods, and operation of each company; and (b) all information disclosed to JEOL or Sensar, or to which JEOL has access during the period of its engagement, for which there is any reasonable basis to be believed is, or which appears to be, treated by Sensar or JEOL as Confidential Information.

     11. Protection of Goodwill. JEOL and Sensar acknowledge that in the course of carrying out, performing, and fulfilling its responsibilities to the other, each company will be given access to and be entrusted with Confidential Information relating to the other's business. JEOL and Sensar recognizes that
(i) the goodwill of each company depends upon, among other things, its keeping the Confidential Information confidential and that unauthorized disclosure of the Confidential Information would irreparably damage each company; and (ii) disclosure of any Confidential Information to competitors of Sensar or to the general public would be highly detrimental to Sensar and JEOL.

     12. Covenants Regarding Confidential Information. In consideration of the agreements between JEOL and Sensar and in consideration of the sums to be paid to Sensar and compensation to be paid to JEOL during its engagement, JEOL hereby agrees that (a) it will not, during its engagement with the other or at any time after termination of its engagement, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any Confidential Information unless otherwise ordered by a court of competent jurisdiction; and (b) all files, records, documents, drawings, equipment, and similar items relating to the business of Sensar or JEOL shall remain the exclusive property of the creating party and shall not be removed from the premises of Sensar, except where necessary in carrying out the provisions of this Agreement, without the prior written consent of Sensar. Upon termination of this Agreement, JEOL and Sensar each agree to deliver to the other party all Confidential Information and all copies thereof along with any and all other property belonging to Sensar whatsoever. The provisions of this paragraph are subject to the provisions of paragraphs 3(b),
(c), and (d) and the cross licensing provisions of paragraph 7.

     13. Survival. The provisions of paragraphs 10, 11, and 12 shall survive the termination of this Agreement.

     14. Non-Solicitation of Employees. The parties agree that they will not solicit the employees of the other or in any other way interfere with the employment relationships of the other. The parties agree that they will not hire the former employees of the other at any time within six (6) months of the termination of the employment relationship. The provisions of this paragraph 14 shall survive the termination of this Agreement for one (1) year unless Sensar is no longer actively conducting business.

     15. Relief. JEOL agrees that a breach or threatened breach on its part of the covenants contained in paragraphs 2(c), 10, 11, 12, and 14 of this Agreement may cause such damage to Sensar as will be irreparable and for that reason, JEOL further agrees that Sensar may be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any further violation of such covenants by JEOL, its employer, employees, partners, or agents. The right to injunction shall be cumulative and in addition to whatever other remedies Sensar may have, including, specifically, recovery of damages.

     16. Term. Except as provided herein, the term of this Agreement shall be for a period of five (5) years beginning on the effective date of this Agreement. This Agreement shall continue for successive one-year periods upon the expiration of such original period. In the event of termination in accordance with paragraph 17, all amounts previously paid by one party to the other shall be deemed to be in full satisfaction of the obligations of either party, except as to payment for outstanding purchase orders and as to the provisions of this Agreement which by their explicit terms, survive this Agreement.

     17. Termination for Cause. Either party shall have the right, without further obligation to the other party other than for compensation previously paid or accrued, to terminate this Agreement in the event of such other party's fraud, theft, or any material act of gross negligence, of malfeasance, or of intentional breach of any material covenant or term of this Agreement. Such termination shall be effective immediately upon the acts of fraud or theft or upon thirty (30) days prior written notice for such other events.

     For purposes of this Agreement, "breach" by Sensar entitling JEOL to terminate for cause shall be any one or more of the following:

          (i)  Failure to provide any of the Documentation Package within thirty
     (30) days written notice from JEOL;

          (ii) Failure to deliver any shipment of the Jaguar Product in full as provided herein, within thirty (30) days written notice from JEOL;

          (iii) Cessation of business or the filing of any petition for voluntary or involuntary bankruptcy or receivership;

          (iv) Failure to provide training as set forth herein;

          (v) Any material failure of the Jaguar Product to meet the Specifications per the milestones provided in Schedule B unless Sensar shall, within sixty (60) days of written notice from JEOL, have undertaken remedial action to cure such failure and thereafter proceed with due diligence to complete such remedial action; and

          (vi) The merger, acquisition, or consolidation of Sensar with a direct competitor of JEOL.

     Notwithstanding the foregoing, if the Jaguar Product has not met the 10ppm specification set forth in paragraph 6(g), JEOL's remedy shall be to require Sensar to repurchase, at seventy percent (70%) of JEOL's cost, any inventory held by JEOL at March 31, 2000; provided that, JEOL has used good faith efforts to sell such inventory. Sensar's obligation shall be limited to six (6) units if JEOL has purchased all twelve (12) guaranteed units or four (4) units if JEOL has purchased only ten (10) units. Payment shall be by delivery to JEOL of a promissory note due December 31, 2000.

     For purposes of this Agreement, "breach" by JEOL entitling Sensar to terminate for cause shall be any one or more of the following:

          (i) Failure to purchase the minimum quantity of the Jaguar Product as set forth in paragraph 8(b);

          (ii) Failure to make all payments as set forth herein;

          (iii) Cessation of business or the filing of any bankruptcy or receivership;

          (iv) Failure of JEOL to use good faith efforts to meet the minimum sales goals set forth in paragraph 8.

     18. Savings Clause. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten shall be binding upon Sensar and JEOL.

     19. Right of Setoff. Sensar and JEOL shall each be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due from the other or any affiliate of the other against any amount due and payable by such person or any affiliate of such person pursuant to this Agreement or otherwise.

     20. Representations. JEOL and Sensar represent and warrant to the other that it has not previously assumed any obligations inconsistent with those of this Agreement.

     21. Succession. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of Sensar by merger or consolidation of any assignee of all or substantially all of its property. Except to any such successor or assignee of Sensar, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

     22. Notices. All notices provided for by this Agreement shall be made in writing, (a) either by actual delivery of the notice into the hands of the parties entitled to notice, or (b) by the mailing of the notice in the United States mail to the address set forth in the introductory paragraph, certified or registered mail, postage prepaid, return receipt requested or by Federal Express, UPS, or other overnight carrier. The notice shall be deemed to be received in case (a) on the date of its actual receipt by the parties entitled thereto, and in case (b) three (3) days after the date of deposit in the United States mail. Any party hereto may, at any time by giving notice to the other party in the manner prescribed above, designate any other address in substitution of the foregoing address to which such notice shall be given.

     23. Entire Agreement. This Agreement contains the entire Agreement between the parties hereto with respect to the subject matter contained herein. No change, addition, or amendment shall be made except by written agreement signed by the parties hereto.

     24. Waiver of Breach. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

     25. Governing Law. The laws of the state of Delaware shall govern the validity, construction, enforcement, and interpretation of this Agreement.

     26. Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party shall reimburse the nonbreaching party for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein, including such costs which are incurred in any bankruptcy or appellate proceeding.

     DATED as of the date first above written.

                                    Sensar:

                                          SENSAR CORPORATION


                                          By   /s/ Andrew C. Bebbington
                                            Andrew C. Bebbington, President

                                          LARSONoDAVIS INCORPORATED


                                          By   /s/ Andrew C. Bebbington
                                            Andrew C. Bebbington, President

                                    JEOL:

                                          JEOL USA, INC.


                                          By   /s/ Gary Cogswell
                                            Gary Cogswell, Chief Executive
                                            Officer


                                          By   /s/ Kazuyoshi Yasutake
                                            Kazuyoshi Yasutake, President and
                                            Treasurer